As filed with the Securities and Exchange Commission

on January 18, 2008

Registration No. 333 -114188

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form F-4

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

Air France-KLM

(Exact name of Registrant as specified in its charter)

Air France-KLM

(Translation of Registrant’s name into English)

France	4512	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

45, rue de Paris

95747 Roissy-CDG Cedex

France

+33 1 41 56 78 00

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Air France

125 West 55th Street

New York, NY 10019

(212) 830-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jean-Marc Bardy Air France-KLM 45, rue de Paris 95747 Roissy-CDG Cedex France +33 1 41 56 78 00	Thomas N. O’Neill III Linklaters 25, rue de Marignan 75008 Paris France +33 1 56 43 56 43

Approximate date of commencement of proposed sale of the securities to the public: This post-effective amendment removes from registration the previously registered securities that remained unsold at the termination of the warrant exercise period described herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

This post-effective amendment shall become effective in accordance with Sections 8(c) of the Securities Act of 1933 on such date as the Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

The Registrant filed the Registration Statement on Form F-4 (Registration No. 333-114188) to register securities in connection with the exchange offer by the Registrant to acquire all of the outstanding common shares of KLM Royal Dutch Airlines (the “offer”). The Registration Statement was declared effective on April 30, 2004. The subsequent offering period of the offer was completed on May 21, 2004.

The Registration Statement registered (i) 51,490,669 ordinary shares, nominal value €8.50 per share, (ii) 46,809,699 warrants to purchase ordinary shares and (iii) 31,206,466 ordinary shares issuable on exercise of the warrants. Of these, 49,602,629 ordinary shares and 45,093,299 warrants (entitling holders to subscribe for or acquire 31,054,252 ordinary shares, taking into account the adjustment to the allocation ratio announced on March 9, 2007) were sold pursuant to the offer. The exercise period for the warrants began on November 6, 2005 and ended on November 6, 2007, during which time 44,786,604 warrants were exercised and 30,835,235 ordinary shares issued as a result.

In accordance with the undertaking made by the Registrant in the Registration Statement, this Post-Effective Amendment is being filed to remove from registration the previously registered warrants and ordinary shares covered by the Registration Statement that remained unsold at the termination of the warrant exercise period. The Registrant hereby requests that (i) the 1,888,040 unsold ordinary shares, (ii) the 2,023,095 unsold warrants and (iii) the 371,231 unsold ordinary shares issuable on exercise of the warrants be removed from registration by means of this Post-Effective Amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Air France-KLM has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on January 18, 2008.

AIR FRANCE - KLM

/s/ Jean-Cyril Spinetta
Name:	Jean-Cyril Spinetta
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 18, 2008.

Name	Title

/s/ Jean-Cyril Spinetta	Chairman and Chief Executive Officer
Jean-Cyril Spinetta

/s/ Philippe Calavia	Chief Financial Officer
Philippe Calavia

/s/ Michel Cascarino	Vice-President, Accounting (Principal Accounting Officer)
Michel Cascarino

/s/ Patricia Barbizet	Member of the board of directors
Patricia Barbizet

/s/ Jean-François Dehecq	Member of the board of directors
Jean-François Dehecq

/s/ Pierre-Henri Gourgeon	Member of the board of directors
Pierre-Henri Gourgeon

/s/ Claude Gressier	Member of the board of directors
Claude Gressier

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Name	Title

/s/ Didier Le Chaton	Member of the board of directors
Didier Le Chaton

/s/ Christian Magne	Member of the board of directors
Christian Magne

/s/ Cornelis J.A. van Lede	Member of the board of directors
Cornelis J.A. van Lede

/s/ Leo van Wijk	Member of the board of directors
Leo van Wijk

/s/ Jean-Claude Cros	Authorized representative in the United States
Jean-Claude Cros

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